EXHIBIT 99.1
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Media Contacts:

Amy Childress                                Val Heusinkveld
Extended Systems                             Extended Systems
208-287-6083                                 208-322-7575
amy.childress@extendedsystems.com            val.heusinkveld@extendedsystems.com



         EXTENDED SYSTEMS UPDATES FIRST QUARTER FINANCIAL ESTIMATES AND
          ANNOUNCES CHANGE IN REGISTERED INDEPENDENT PUBLIC ACCOUNTANT

BOISE, Idaho--(October 28, 2004)--Extended Systems Incorporated (NASDAQ: XTND), a leading provider of mobile application solutions for the enterprise, said today it expects to report fiscal first quarter revenue in the range of $7.7 million to $7.9 million, with per-share results ranging from a net loss of ($0.01) to net income of $0.01. The company had previously forecasted revenue in the range of $7.2 million to $7.9 million, and net loss per share in the range of ($0.02) to ($0.06).

The Company also announced that today its registered independent public accounting firm, Deloitte & Touche LLP ("Deloitte") informed the Company they are not independent and cannot perform audit and quarterly review services for the fiscal year ending June 30, 2005. The Audit Committee of the Board of Directors had previously selected Deloitte as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2005. Deloitte advised the Company of its acceptance of this appointment effective October 1, 2004. However, a formal engagement letter had not been executed between the Company and Deloitte.

On October 6, 2004 the Company advised Deloitte that it had discovered that one of Deloitte's member firms had completed work for an immaterial, non-US subsidiary in the first two months of the fiscal year. Deloitte verified it had provided prohibited bookkeeping services for total consideration of approximately (euro)1,200 prior to the time it accepted the appointment as the Company's independent accountants. The Company immediately destroyed the results of the prohibited services performed by Deloitte and
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had the bookkeeping work performed again by members of the Company's accounting staff. However, on October 28, 2004, Deloitte advised the Company that as a result of these de minimis services, Deloitte could not be independent and would not be able to proceed with the engagement for the Registrant's fiscal year ending June 30, 2005. Deloitte had not commenced any review of the Company's financial statements and the withdrawal of Deloitte from the engagement was not a result of any disagreement between Deloitte and the Company.

The Company has not yet engaged another independent accounting firm to replace Deloitte although it has initiated discussions with several candidates.

The Company confirmed it will announce its fiscal 2005 first quarter results on November 3, 2004. A press release containing first quarter financial results unreviewed by an independent public accountant will be transmitted to the news media immediately following the close of regular trading on November 3, 2004. The Company will also hold a conference call to discuss the results beginning at 5:00 p.m. Eastern time on November 3, 2004.

Those wishing to participate should call 877-407-9205 (International dial 201-689-8054) at approximately 4:50 p.m. Eastern time. A simultaneous live web cast and replay of the call will be available on the Extended Systems website www.extendedsystems.com/q1call and on www.vcall.com. A replay of the call will also be available by telephone through November 05, 2004 at 877-660-6853 (International dial 201-612-7415), account number 1628 and conference ID number 122585.

Forward-Looking Statements
This press release contains forward looking statements, including statements regarding expected revenue and earnings or loss per share for the Company's first quarter of fiscal 2005 and the Company's ability to retain another independent auditor. These statements are subject to risks and uncertainties. These risks and uncertainties include adjustments to the financial results which may occur during the closing of the Company's books and the preparation of financial statements and disclosures, the limited number of independent public accounting firms in the Company's geographic markets with relevant experience and the uncertainty about whether independent public accounting firms are accepting new clients due to the resource shortages of Sarbanes-Oxley Sections 404 compliance reviews and other risks as detailed from time-to-time in Extended Systems' SEC filings, including its 2004 Annual Report on Form 10-K filed September 29, 2004.


About Extended Systems
----------------------
Extended Systems provides the expertise, strategy and solutions to help enterprise organizations streamline their business processes through mobile technology. The Company's OneBridge mobile solutions suite enables companies to mobilize critical enterprise applications such as e-mail, field service, sales force automation (SFA), enterprise resource planning (ERP) and customer relationship management (CRM). Extended Systems has more than 2,500 enterprise customers worldwide and key alliance relationships. Founded in 1984, Extended Systems has offices and subsidiaries in the United States and worldwide. For more information, call 1-800-235-7576 or visit the Company web site at www.extendedsystems.com.
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